Exhibit 10-q-3

For Persons With a Change of Control Agreement

ROCKWELL COLLINS, INC.

PERFORMANCE AWARDS AGREEMENT

[Date]

Target Cash Performance Unit:	__________

Target Performance Shares:	shares of Company Common Stock

PERSONAL AND CONFIDENTIAL

[Name]

Personnel Number:

Dear                 :

We are pleased to confirm that, as a key employee of Rockwell Collins, Inc. and its subsidiaries (“Rockwell Collins” or the “Company”), you have been granted the following two performance awards (collectively, the “Performance Awards”) pursuant to this agreement (this “Agreement”) and under the Rockwell Collins 2006 Long-Term Incentives Plan, as amended (the “Plan”):

•	Performance Unit denominated in cash and based on the target cash amount stated above

•	Performance Shares denominated in shares of Common Stock of the Company and based on the target shares stated above

Any payout of your Performance Awards is based on the achievement by Rockwell Collins of the goals for Cumulative Sales and Return on Sales for its fiscal years of              through              [covering three fiscal years] (the “Performance Period”) as set forth in the matrix attached as Exhibit A (the “Matrix”). Any payout based on performance pursuant to the Matrix is to be further adjusted based on Shareowners Return as specified below. The terms and conditions of these Performance Awards are as set forth in more detail below.

1. Confirmation of Award. Together with any letter transmitting this document to you, this Agreement confirms your award in accordance with the terms as set forth herein.

2. Amount Payable Pursuant to Awards. Subject to the provisions of this Agreement, the cash and/or share amounts payable to you pursuant to your Performance Awards shall be determined as follows:

(a) The percentage of target awards earned will be the percentage found at the intersection in the Matrix of the final results achieved for Cumulative Sales and for Return on Sales for the Performance Period (as determined pursuant to paragraph 3).

(b) If the final results achieved for the Performance Period fall between the levels of performance specified in the Matrix, the percentage of target awards payable will be interpolated consistent with the range in which the Cumulative Sales and Return on Sales falls as conclusively determined by the Committee (as defined below).

(c) No amount shall be payable for the Performance Period if the Cumulative Sales or Return on Sales (as determined pursuant to paragraph 3) for the Performance Period is less than the minimum level for the Performance Period as indicated in the Matrix.

(d) The payments as determined for achievement against goals for Cumulative Sales and for Return on Sales for the Performance Period will be further adjusted for the Company’s Shareowners Return (TSR) performance (as determined pursuant to paragraph 3) relative to the 10 peer companies listed on Exhibit B. If relative performance is among the top 3 of the peer companies, the payments will be adjusted upward by 20%. If relative performance is among the lowest 3 of the peer companies, the payments will be reduced by 20%. If the relative performance is not one of the top 3 companies or one of the lowest 3 companies, it will be deemed to be in the middle group of companies and there will be no adjustment.

Subject to the provisions of this Agreement, including your ability to defer payment under this Agreement in accordance with paragraph 16, the amount payable to you pursuant to the Performance Awards with respect to the Performance Period shall be paid in a lump sum of cash and/or Common Stock, less applicable taxes, by Rockwell Collins as soon as practicable after the end of the Performance Period and after receipt of the accountant’s letter for the Performance Period pursuant to paragraph 14, but in no event later than the March 15th immediately following the end of the Performance Period. The Performance Awards represent the Company’s unfunded and unsecured promise to pay cash and/or issue shares of Common Stock at a future date, subject to the terms of this Agreement and the Plan. You have no rights under the Performance Awards or this Agreement other than the rights of a general unsecured creditor of the Company. Until the distribution of any Common Stock after vesting is evidenced in book entry form at the transfer agent (or a stock certificate is issued), you shall not have, with respect to the Performance Awards, rights to vote or receive dividends or any other rights as a shareowner.

3. Definitions and Determination of Financial Performance. “Cumulative Sales” means, for the Performance Period, the total Sales as reported by the Company in its audited financial statements. “Return on Sales” means, for the Performance Period, the rate determined by dividing Net Income by Sales. Both Net Income and Sales will be the three year cumulative values as reported in the Company’s audited financial statements after adjusting for extraordinary income and expense items. The foregoing definitions and measures will exclude the base Net Income and Sales of acquisitions and divestitures that involve at least 1% of Sales but less than 10% of Sales, however, such definitions and measures will include post-acquisition growth related to these acquisitions. With respect to acquisitions that involve at least 1% of Sales but less than 10% of Sales, Net Income will also be adjusted for “fair value” expenses of the acquisition including investment banker charges, amortization of intangibles, physical property step-ups, and imputed interest on the acquisition value. The Committee reserves its discretion pursuant to paragraph 11 below to make necessary or appropriate adjustments to the definitions and measures or otherwise for acquisitions, divestitures and other matters referenced in paragraph 11.

“Shareowners Return” or “TSR” is measured by adding (i) the total stock price growth for the Performance Period, measured by comparing the average stock price during October              [the first year of the Performance Period] to the average stock price during September              [the last year of the Performance Period], and (ii) dividends paid, measured as if reinvested in stock at the payment date. In the event of substantial changes causing an inability to calculate Shareowners Return for one or more of the peer companies listed on Exhibit B (or in the event of spinoffs or similar transactions causing a peer company to split into two or more peer companies), the list of peer companies shall be adjusted accordingly to take such events into account and the new group of peer companies shall for purposes of paragraph 2(d) be divided into a top, middle and lowest third; provided, however, that if such new group of peer companies is not equally divisible into three parts, then the excess number of peer companies shall be assigned to the middle third.

In connection with the receipt of the accountant’s letter for the Performance Period pursuant to paragraph 14, the committee of the Board of Directors of Rockwell Collins administering the Plan (which committee is herein called the “Committee” and which, on the date hereof, is the Compensation Committee) shall determine the Cumulative Sales, Return on Sales and the Shareowners Return results and ranking for the Performance Period after taking into account any adjustment as contemplated in paragraph 11.

4. Payment of Performance Unit Award Denominated in Cash. The Performance Unit denominated in cash is payable in cash and/or in Common Stock of the Company. The Committee will determine whether payment will be made in Common Stock and whether such payment in Common Stock will be automatic or elected at the discretion of each recipient. The number of shares of Common Stock of the Company to be issued pursuant to the payment made in the form of Common Stock for this Performance Unit denominated in cash is to be determined by dividing (1) the payment amount, net of income tax withholdings (which withholdings are to be paid in cash), to be paid in the form of Common Stock of the Company by (2) the Fair Market Value (as defined in the Plan) of the Common Stock of the Company on the day immediately preceding the payout date for the Performance Unit.

5. Payment of Performance Shares Denominated in Shares of Common Stock. The Performance Shares denominated in shares of Common Stock are payable in shares of the Company’s Common Stock; provided, however, that the Committee may, in its sole discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued. The Company may issue shares of Common Stock in book entry form in connection with the payout of Performance Awards. In lieu of fractional shares the Company may determine, in its sole discretion, to pay cash or to round such shares to the closest whole number. The future value of the shares of Common Stock underlying the Performance Award is unknown and cannot be predicted with certainty.

6. Transferability of Award. The Performance Awards shall not be transferable by you except by will or by the laws of descent and distribution.

7. Termination of Employment for Death or Disability. If your employment by the Company terminates during the Performance Period by reason of your death, disability or retirement under a retirement plan of the Company, you will continue to be eligible to receive a payment, if any, that would otherwise be payable pursuant to paragraph 2, but any such amount shall be pro rated for the portion of the Performance Period that elapsed prior to this termination of employment.

8. Termination of Employment for Other Reasons. Except as otherwise provided in paragraphs 10 through 13, if your employment by the Company terminates during the Performance Period other than by reason of your death, disability, or retirement under a retirement plan of the Company, you will not be entitled to any payment pursuant to paragraph 2 with respect to the Performance Period.

9. Forfeiture of Award for Detrimental Activity. If you engage in detrimental activity (as defined in this paragraph 9) at any time (whether before or after termination of your employment), you will not be entitled to any payment hereunder and you will forfeit all rights with respect to the Performance Awards under this Agreement. For purposes of this paragraph 9, “detrimental activity” shall mean willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company. Any such determination of the Committee shall be final and binding for all purposes. Notwithstanding the foregoing, no payment hereunder shall be forfeited or become not payable by virtue of this paragraph 9 on or after the date of a Change of Control (as defined in the Plan) unless the “Cause” standard set forth in paragraph 12(b) is satisfied.

10. Transfer of Employment; Leave of Absence. For the purposes of this Agreement, (a) a transfer of your employment from Rockwell Collins to a subsidiary or vice versa, or from one subsidiary of Rockwell Collins to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of Rockwell Collins or a subsidiary of Rockwell Collins during such leave of absence. If your level of employment changes, the Company may adjust your target payment hereunder to pro rate the portion of the Performance Period that elapses (i) prior to the change in employment status at the old target payment level and (ii) after the change at the new target payment level, if any. Any promotion to the ranks of “Designated Senior Executive” requires Committee action to adjust the target payment hereunder. Notwithstanding anything in this paragraph 10 to the contrary, to the extent that your Performance Awards are subject to Internal Revenue Code Section 409A, as amended from time to time, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service (collectively, “Section 409A”) and you are entitled to payment under the Performance Awards upon a termination of employment, Section 409A’s definition of “separation of service,” including its rules on leaves of absences, will be used to determine the date on which you actually terminate employment.

11. Adjustments. (a) Adjustments (which may be increases or decreases) may be made by the Committee in the Cumulative Sales and Return on Sales as well as in the Shareowners Return and list of peer companies, to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company or peer companies, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs.

(b) In the event of any change in or affecting the outstanding shares of Common Stock of the Company by reason of a stock dividend or split, merger or consolidation, or various other events, adjustments will be made as appropriate in connection with the Performance Awards as contemplated in the Plan.

(c) Subject to the provisions of paragraph 12, the determination of the Committee as to the terms of any adjustment made pursuant to this paragraph 11 shall be binding and conclusive upon you and any other person or persons who are at any time entitled to receipt of any payment pursuant to the award.

12. Change of Control. (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that during the Performance Period your employment is terminated on or after a Change of Control (as defined in the Plan) (i) by the Company other than for Cause (as defined in paragraph 12(b)) or (ii) by you for Good Reason (as defined in paragraph 12(c)), your award shall become nonforfeitable and shall be paid out on the date your employment is so terminated, but subject to your ability to defer payment under this Agreement in accordance with paragraph 16, as if the Performance Period hereunder had been completed or satisfied and as if the Cumulative Sales and Return on Sales as well as TSR for the Company for the Performance Period were sufficient to enable a payment to you pursuant to paragraph 2 of the amount that is equal to your target awards set forth on the first page of this letter multiplied by the greater of (Y) 100% and (Z) the average actual percentage payout for the Company’s long-term incentive performance awards for the prior three completed performance periods (or the average of two performance periods if three performance periods have not been completed), not to exceed the maximum allowed in the cycle being paid.

(b) For purposes of paragraphs 9 and 12(a), termination for “Cause” shall mean:

(i) your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that you have not substantially performed your duties, or

(ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of you, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at the meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities generally in effect prior to any Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(ii) any failure by the Company to maintain your compensation at a level consistent with that generally in effect prior to any Change of Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(iii) the Company’s requiring you to be based at any office or location other than as provided on the day preceding the Change of Control hereof or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control;

(iv) any purported termination by the Company of your employment otherwise than for Cause; or

(v) any failure by the Company to comply with and satisfy Section 19(b) of this Agreement.

For purposes of this paragraph 12(c), any good faith determination of “Good Reason” made by you shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by you for any reason during the 30-day period immediately following the first anniversary of the Change of Control (the “Thirteenth Month Election”) shall be deemed to be a termination for Good Reason for all purposes of this Agreement. Notwithstanding the provisions of Section 12(a) to the contrary, you shall be entitled to only 50% of the amount otherwise provided in Section 12(a) in the event you terminate employment for Good Reason based on the Thirteenth Month Election.

(d) Notwithstanding any other provision of this Agreement to the contrary, if a Change of Control (as defined in the Plan) occurs during the Performance Period the Cumulative Sales and Return on Sales for the Company for the Performance Period shall be deemed to be not less than the 100% level set forth in the attached Matrix and the Company’s Shareowners Return shall be deemed to rank among the top 3 of the peer companies. Notwithstanding anything to the contrary in this Agreement (except to the extent that paragraph 12(a) provides for an earlier payment upon a termination of employment or you defer payment under this Agreement in accordance with paragraph 16), if a Change of Control occurs during the Performance Period, the payment date for your Performance Awards will be deemed to be November 2009.

13. Divestiture. In the event that your principal employer is a subsidiary of Rockwell Collins, it is possible that your principal employer may cease to be a subsidiary of Rockwell Collins during the Performance Period (the date of such cessation is herein called the Divestiture Date). If your Performance Awards (a) are forfeitable at the time of the Divestiture Date such that your Performance Awards are not then subject to Section 409A, or (b) are nonforfeitable at the time of the Divestiture Date such that your Performance Awards are then subject to Section 409A and the divestiture of your principal employer at that time constitutes a “change in control event” that meets the requirements of Section 409A, then your Performance Awards shall become nonforfeitable (to the extent not already nonforfeitable) and shall be paid out on the Divestiture Date (x) as if the Performance Period hereunder had been completed or satisfied and as if the Cumulative Sales and Return on Sales as well as TSR for the Company for the Performance Period were sufficient to enable a payment to you pursuant to paragraph 2 of the amount that is equal to 100% of your target awards set forth on the first page of this letter, but (y) pro rated for the portion of the Performance Period that elapsed prior to the Divestiture Date, all as conclusively determined by the Committee. If your Performance Awards are nonforfeitable at the time of the Divestiture Date such that your Performance Awards are then subject to Section 409A, but the divestiture of your principal employer at that time does not meet the requirements of a “change in control event” under Section 409A, then your Performance Awards shall become nonforfeitable (to the extent not already nonforfeitable) on the Divestiture Date and shall be paid out in November 2009 (x) as if the Cumulative Sales and Return on Sales as well as Shareowners Return for the Company for the Performance Period were sufficient to enable a payment to you pursuant to paragraph 2 of the amount that is equal to 100% of your target awards set forth on the first page of this letter, but (y) pro rated for the portion of the Performance Period that elapsed prior to the Divestiture Date, all as conclusively determined by the Committee.

14. Accountant’s Letter. As soon as practicable after the end of the Performance Period, the Committee shall obtain a letter or other communication from the Company’s Senior Vice President and Chief Financial Officer or the Vice President, Finance and Controller, or one of their successors or designees, to the effect that such person has reviewed the determination for the Performance Period of the Cumulative Sales and Return on Sales as well as Shareowners Return results and ranking of the Company and that in such person’s opinion such determinations have been made in accordance with paragraph 3.

15. Employment Rights. You shall not have any rights of continued employment with the Company as a result of the Performance Awards, other than the payment rights expressly contemplated herein.

16. Deferrals. You shall be permitted to defer any payment due to you under this Agreement in accordance with the terms of the Company’s Deferred Compensation Plan (the “DCP”), as amended from time to time, including to comply with Section 409A. Any such deferral will only be permitted to the extent that your election to defer payment complies with Section 409A. The Company will provide you with the appropriate deferral election form pursuant to which you may make your deferral election. Once you have deferred your payment into the DCP, the deferred amounts, including your ability to make a change to that deferral and your right to receive payment of any deferred amounts, will be subject in all regards to the terms and conditions of the DCP and the requirements of Section 409A.

17. Tax Withholding. Upon any payment to you of cash and/or Common Stock of the Corporation hereunder, Federal income and other tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income realized by you. The Company will withhold such required amounts from your payments, unless the Company has made other arrangements with you for you to promptly remit an amount sufficient to pay such withholding taxes.

18. Governing Law. This Agreement and the awards provided for hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

19. Successors. (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

20. Administration. Consistent with Section 8 of the Plan, the Committee shall interpret and administer the Plan, this Agreement and the Performance Awards. The actions and determinations of the Committee on all matters relating to the Plan, this Agreement and the Performance Awards will be final and conclusive.

21. Entire Agreement. This Agreement and the other terms applicable to Performance Units and Performance Shares granted under the Plan embody the entire agreement and understanding between Rockwell Collins and you with respect to the Performance Awards, and there are no representations, promises, covenants, agreements or understandings with respect to the Performance Awards other than those expressly set forth in this Agreement and the Plan. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained from the office of the Secretary of the Company.

Sincerely yours,

ROCKWELL COLLINS, INC.

Gary R. Chadick
Senior Vice President,
General Counsel and Secretary

Rockwell Collins, Inc.
400 Collins Road NE, M/S 124-323
Cedar Rapids, IA 52498-0001

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